FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

First Quarter Highlights:

•	Record revenues of $82.9 million, up 18% from the prior year’s first quarter

•	Earnings per share of $0.26, an increase of approximately 200% over last year’s first quarter

•	Operating cash flow of $15.1 million

•	Launch of three new food and beverage products and one new pregnancy and nursing product containing life’sDHA™

COLUMBIA, Md., March 5, 2008 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first quarter of fiscal 2008. Revenues for the first quarter were $82.9 million, up 18% from $70.3 million in the first quarter of fiscal 2007. Net income was $8.7 million, or $0.26 per diluted share, for the first quarter of fiscal 2008 compared with $2.8 million, or $0.08 per diluted share, in last year’s first quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “The results for the first quarter show a solid start to fiscal 2008 and reflect our continued execution of our business plan. During the first quarter, Martek increased overall and non-infant formula revenues and achieved margin, earnings and cash flow growth. Furthermore, several new customers launched products with life’sDHA™ and an existing customer included our nutritional oils in an expanded number of their products. These new launches, customer launches to date in the second quarter and the success of a number of products that have been introduced by some of our largest customers should bode well for growth in the non-infant formula categories in coming quarters.”

First Quarter Revenue Summary

Product sales in the first quarter increased 18% to $78.6 million reflecting continued strong demand from Martek’s U.S. and international infant formula customers, the launch of new and growth of existing food and beverage products containing life’sDHA™ and the Company’s increased penetration into its other non-infant formula nutritional markets.

Following is a breakdown of product sales by market for the first quarter (in thousands):

	Three months ended January 31,
			%
	2008	2007	incr (decr)
Infant formula market	$70,278	$60,852	15%
Food and beverage market	2,095	721	191%
Pregnancy and nursing, nutritional supplements and animal feeds	5,292	3,973	33%
Non-nutritional products	944	1,166	(19%)

Total product sales	$78,609	$66,712	18%

New products launched during the first quarter co-branded with the Martek life’sDHA™ logo include:

Food and Beverage Products

•	Boost Juice’s Pocket Rocket Juice with life’sDHA™ (Australia)

•	Dalco Foods’ Wellness Line meat products with life’sDHA™ (Europe)

•	Parmalat Australia’s Vaalia Low Fat Yoghurt and Vaalia Yoghurt for Toddlers with life’sDHA™

Pregnancy and Nursing Products

•	Azur Pharma’s Natelle Plus with life’sDHA™ (United States)

Contract manufacturing sales totaled $4.3 million, compared with $3.5 million a year ago. These sales were higher than anticipated during the quarter due primarily to additional orders from one existing customer. The Company’s contract manufacturing services continue to target only products with reasonable profit margins or those that the Company expects could have a strategic fit in the future.

Gross Margin and Operating Expenses

Gross margin for the first quarter of fiscal 2008 was 41.1%, an increase over both the 34.0% gross margin realized in the first quarter of fiscal 2007 and the 40.2% gross margin realized in the fourth quarter of 2007, which included a non-recurring property tax recovery that contributed approximately 1% to gross margin. This gross profit margin improvement resulted from DHA productivity gains at Martek’s manufacturing facilities, as well as reductions in ARA costs.

Research and development expenses in the first quarter of fiscal 2008 were $6.0 million, essentially unchanged from the first quarter of fiscal 2007. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings. The Company will experience quarter-to-quarter fluctuations in research and development expenses primarily due to the timing of outside services, including third-party clinical trial services.

During the first quarter of fiscal 2008, selling, general and administrative expenses increased to $13.0 million, a $2.3 million increase from last year’s first quarter.  As a percentage of revenue, the Company’s selling, general and administrative expenses increased to 15.7% in the first quarter of fiscal 2008 from 15.1% in last year’s first quarter. The Company continues to invest resources in areas needed to support its growth. Furthermore, Martek continues to incur costs for marketing initiatives, which vary based on the timing of such marketing campaigns, and which are mainly designed to increase sales to infant formula customers overseas and to grow DHA markets outside of infant formula.

Liquidity

For the first quarter of fiscal 2008, the Company generated $15.1 million of cash from operating activities. Contributing to this cash generation was a near $2 million decline in Martek’s inventory balance at quarter-end compared with the amount on-hand at the end of fiscal 2007. At the end of the quarter, Martek had $22.1 million in cash and had the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing.

The Company holds a variety of “AAA” rated interest-bearing auction rate securities which are comprised of student loans guaranteed by the federal government. As a result of current negative conditions in the global credit markets, auctions for the Company’s $15.8 million investment in these securities either have failed or may fail to settle on their respective settlement dates which will occur over the next few weeks. Given our strong liquidity position and expected positive operating cash flows, the Company has the ability to execute its business plan and intends to hold these securities until conditions improve. As such, the Company has reclassified these securities from short-term investments to long-term investments on its balance sheet as of January 31, 2008.

Significant Recent Events

•	Multi-Year Sole Source Supply Agreement with Numico – In February 2008, Martek and Numico Trading B.V. (“Numico”) entered into a license and supply agreement (the “Agreement”), effective as of January 1, 2008. The Agreement provides that Martek will serve as the exclusive supplier for all of Numico’s arachidonic acid (ARA) and microbially-derived docosahexaeonic acid (DHA) needs for infant formula products. Numico may continue to use alternative non-microbial DHA sources. The Agreement has a 15-year term that runs until December 31, 2022. In addition to customary termination provisions with respect to breaches, insolvency and infringement of intellectual property rights, Numico may terminate the agreement as of December 31, 2011, provided that Numico has given six months prior written notice. Along with other supply agreements entered into over the last two years, Martek now has sole source commitments through at least 2011 with customers that comprise more than 70% of current infant formula revenues.

•	New Infant Formula Licensee – In December 2007, Martek announced that it had entered into a multi-year license and supply agreement with Il Dong Foods for the inclusion of Martek’s DHA and ARA in infant formula sold in South Korea.

•	New Data Published on Benefits of DHA – The benefits of DHA supplementation were recently discussed in several publications:

•	A pre-clinical study published in the Journal of Neuroscience (December 2007) reported that DHA was found to decrease an important risk factor for late-onset Alzheimer’s disease. Conducted at the University of California, Los Angeles using a mouse model, a diabetic rat model and cultured human cells, the study found that DHA increases the production of LR11, a protein vital to clearing the brain of the enzymes that make the beta amyloid plaques that are thought to cause Alzheimer’s disease. The investigators used Martek’s life’sDHA™ for a portion of the research.

•	A study published in the Journal of Nutrition (January 2008) demonstrated the effects of DHA supplementation on remnant-like particle-cholesterol (RLP-C) and red blood cell omega-3 content in plasma, two potential risk factors for cardiovascular disease. In the study, 28 hypertriglyceridemic men were given 3 grams of DHA per day or an olive oil placebo for 90 days. Results showed a decrease in atherogenic RLP-C and an increase in the cardio-protective omega-3 index, both of which are associated with improved cardiovascular health. The study used Martek’s life’sDHA™.

Management Outlook

For the second quarter of fiscal 2008, Martek expects total revenues to be between $83 million and $88 million, which include projected non-infant formula nutritional revenue of between $7.4 million and $9.0 million and contract manufacturing sales of between $2.9 million and $3.1 million. Second quarter gross margin is expected to be approximately 41%. Selling, general and administrative and research and development expenses are expected to increase by approximately 8% and 13%, respectively, over first quarter levels. Net income is projected to be between $8.0 million and $8.7 million, and diluted earnings per share are projected to be between $0.24 and $0.26.

The Company’s high-end revenue guidance of $88 million for the second quarter reflects a significant increase from the first quarter in sales to infant formula customers. Our high-end sales guidance for the second quarter is based on what we currently believe to be our customers’ production schedules and related timing issues. Should those levels be achieved, it would likely result in lower infant formula sales in the third quarter of fiscal 2008. The Company continues to anticipate an increase in non-infant formula nutritional revenues in the third quarter as compared to the second quarter; however, if such timing issues occur in our infant formula business, Martek’s overall revenues and earnings in the third quarter of fiscal 2008 would be lower than the second quarter. Despite the anticipated quarter-to-quarter fluctuations, the Company projects the annual growth of its infant formula sales in fiscal 2008 compared to fiscal 2007 to be between 7% and 9%, which is slightly higher than previously estimated, with a significant portion of the growth coming from expansion of international markets.
Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its first quarter results and fiscal 2008 outlook at 4:45 p.m. Eastern Time on Wednesday, March 5, 2008. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on April 5, 2008.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (2) its expectations regarding revenues, profitability, cash flows from operations and changes in inventory levels during fiscal 2008; (3) statements regarding specific revenue, gross margin, operating expense and income expectations for the second quarter of fiscal 2008; and (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2007 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q, Form 10-Q/A and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended January 31,
	2008	2007
Revenues:
Product sales	$78,609	$66,712
Contract manufacturing sales	4,272	3,549

Total revenues	82,881	70,261

Cost of revenues:
Cost of product sales	45,097	42,969
Cost of contract manufacturing sales	3,688	3,423
Total cost of revenues	48,785	46,392

Gross margin	34,096	23,869

Operating expenses:
Research and development	5,981	5,942
Selling, general and administrative	12,981	10,632
Amortization of intangible assets	1,679	1,546
Restructuring charge	—	518
Other operating expenses	153	473

Total operating expenses	20,794	19,111

Income from operations	13,302	4,758
Interest income (expense) and other, net	217	(441)

Income before income tax provision	13,519	4,317
Income tax provision	4,850	1,567

Net income	$8,669	$2,750

Basic earnings per share	$0.26	$0.09

Diluted earnings per share	$0.26	$0.08

Shares used in computing basic earnings per share	32,745,303	32,180,760
Shares used in computing diluted earnings per share	33,129,921	32,366,426

Unaudited Condensed Consolidated Balance Sheets Data

	January 31,	October 31,
	2008	2007
Assets:
Cash and cash equivalents	$22,145	$16,973
Short-term investments	—	4,675
Accounts receivable, net	41,104	41,643
Inventories, net	107,542	109,409
Other current assets	9,249	8,237
Property, plant and equipment, net	274,257	277,915
Deferred tax asset	47,445	51,306
Long-term auction rate security investments	15,825	—
Goodwill and other, net	85,977	86,537

Total assets	$603,544	$596,695

Liabilities and stockholders’ equity:
Current liabilities	$37,386	$46,141
Non-current liabilities	10,999	18,827
Stockholders' equity	555,159	531,727

Total liabilities and stockholders’ equity	$603,544	$596,695

Unaudited Condensed Consolidated Cash Flow Data

	Three months	ended
	January 31,
	2008	2007
Operating activities:
Net income	$8,669	$2,750
Non-cash items	12,015	8,641
Changes in operating assets and liabilities, net	(5,568)	(16,323)

Net cash provided by (used in) operating activities	15,116	(4,932)

Investing activities:
(Purchase) sale of investments and marketable securities, net	(11,150)	6,850
Expenditures for property, plant and equipment	(1,866)	(1,628)
Repurchase of sale-leaseback equipment	—	(3,910)
Capitalization of intangible assets	(799)	(2,710)

Net cash used in investing activities	(13,815)	(1,398)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(252)	(252)
Borrowings under revolving credit facility, net	—	5,000
Proceeds from stock option exercises and other, net	4,123	756

Net cash provided by financing activities	3,871	5,504

Net change in cash, cash equivalents and short-term investments	5,172	(826)
Cash and cash equivalents, beginning of period	16,973	15,578

Cash and cash equivalents, end of period	$22,145	$14,752